Exhibit 4

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of May 29, 2015 by and among the parties listed on the Schedule of Sellers (the “Schedule of Sellers”) attached as Schedule A hereto (each, a “Seller” and collectively, the “Sellers”), located at the respective addresses of the Sellers set forth below their names on the Schedule of Sellers, and Mill Road Capital II, L.P., a Delaware limited partnership located at 382 Greenwich Avenue, Suite One, Greenwich, CT 06830 (the “Buyer”).

WHEREAS, Buyer wishes to purchase from each Seller the number of shares (the “Class A Shares”) of Class A common stock, par value $0.01 per share (“Class A Common Stock”), of Ecology and Environment Inc., a New York corporation (the “Company”), set forth opposite the name of such Seller on the Schedule of Sellers;

WHEREAS, each Seller owns the number of shares (the “Owned Class A Shares”) of Class A Common Stock and/or the number of shares (the “Owned Class B Shares”) of Class B common stock, par value $0.01 per share (“Class B Common Stock”), of the Company set forth opposite the name of such Seller on the Schedule of Sellers hereto, which Owned Class B Shares are convertible at the option of such Seller into shares of Class A Common Stock;

WHEREAS, prior to the Closing (as defined in Section 2), each Seller is willing to convert its Owned Class B Shares in order to deliver shares of Class A Common Stock hereunder; and

WHEREAS, each Seller wishes to sell to Buyer, and Buyer wishes to purchase from each Seller, the Class A Shares to be sold by such Seller, subject to the terms and conditions set forth herein,

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale.

(a) Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase from each Seller, all of such Seller’s right, title and interest in and to the Class A Shares to be sold by such Seller to Buyer as set forth on the Schedule of Sellers. The purchase price (the “Purchase Price”) for each Class A Share shall be the sum of (i) the Base Purchase Price and (ii) if and only if a Transaction is consummated on or before the third anniversary of the Closing (the “Outside Make-Whole Date”), the Make-Whole Amount, each as defined below in this Section 1.

(b) The “Base Purchase Price” shall mean $11.00 per Share.

(c) The “Make-Whole Amount” shall mean the excess, if any, of the Transaction Price over the Base Purchase Price.

(d) A “Transaction” shall mean the first to occur of any of the following transactions: (i) the consummation by any individual, corporation, company, partnership, trust or other legal entity, or any one or more of the foregoing acting in concert (the “Acquiror”), of a tender offer for shares of Class A Common Stock and/or Class B Common Stock where the Acquiror shall own directly or indirectly a majority of the total number of shares of Class A Common Stock and Class B Common Stock outstanding immediately after such consummation, considered as a single class (a “Qualifying Tender Offer”), (ii) the consummation of a merger or consolidation involving the Company immediately following which the Acquiror shall own directly or indirectly a majority of the voting power of the outstanding capital stock or equity securities of the surviving or resulting entity, including the power to elect a majority of the members of the board of directors or managers of such entity (or persons holding comparable authority with respect to an entity that is not a corporation or a limited liability company) (a “Qualifying Merger”), (iii) the consummation by the Company (or a subsidiary of the Company) of an issuer tender offer (A) for which the Acquiror shall have filed (or been required to file) a Schedule 13E-3 as an acquiring person under Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (B) immediately following which the Acquiror shall own directly or indirectly a majority of the voting power of the outstanding capital stock of the Company (including the power to elect a majority of the members of the Board of Directors of the Company) (a “Qualifying Issuer Tender Offer”) and (iv) the consummation of any Rule 13e-3 transaction, as defined in Rule 13e-3(a)(3) under the Exchange Act (other than a Qualifying Tender Offer, Qualifying Merger or Qualifying Issuer Tender Offer) (A) for which the Acquiror shall have filed (or been required to file) a Schedule 13E-3 as an acquiring person under Rule 13e-3 under the Exchange Act and (B) immediately following which the Acquiror shall own directly or indirectly a majority of the voting power of the Company’s outstanding capital stock (including the power to elect a majority of the Board of Directors of the Company) (a “Qualifying Other Transaction”).

(e) The “Transaction Price” shall mean (i) in the case of a Qualifying Tender Offer, the tender offer price for shares of Class A Common Stock in such Qualifying Tender Offer, calculated in accordance with Rule 14d-10(a)(2) under the Exchange Act, (ii) in the case of a Qualifying Merger, the consideration payable to holders of Class A Common Stock pursuant to the terms of such Qualifying Merger, (iii) in the case of a Qualifying Issuer Tender Offer, the issuer tender offer price for shares of Class A Common Stock in such Qualifying Issuer Tender Offer, calculated in accordance with Rule 13e-4(f)(8)(ii) under the Exchange Act and (iv) in the case of a Qualifying Other Transaction, the consideration received in such Qualifying Other Transaction by the holders of shares of Class A Common Stock.

(f) If, at the time of the Closing, any right of first refusal set forth in the Stockholders’ Agreement dated as of May 12, 1970 among Gerhard J. Neumaier, Frank B. Silvestro, Ronald L. Frank and Gerald A. Strobel (including their executors, administrators, personal representatives, heirs and assigns), as amended by Amendment No. 1 to Stockholders’ Agreement dated as of January 24, 2011 (as so amended, the “Stockholders’ Agreement”) shall have been validly exercised with respect to any of the Class A Shares to be sold by a Seller, then the number of Class A Shares to be sold by such Seller hereunder shall be reduced by the number of shares purchased or to be purchased from such Seller pursuant to such exercise.

(g) The Class A Shares required to be delivered to Buyer at the Closing shall include (i) any securities receivable upon conversion of any shares of Class A Common Stock or Class B Common Stock after the date hereof, (ii) any cash, rights, securities or other property payable or distributable to a holder of shares of Class A Common Stock or Class B Common Stock after the date hereof, other than any regular semi-annual cash dividends paid or declared on shares of Class A Common Stock or Class B Common Stock in an amount that does not exceed $0.24 per share (“Regular Dividends”), and (iii) any securities receivable upon any combination of or other change in any shares of Class A Common Stock or Class B Common Stock after the date hereof.

(h) In the event of any subdivision (by stock split or dividend payable in shares of the same class of stock) or combination of the Class A Common Stock or the Class B Common Stock or any merger, consolidation, conversion, reorganization, recapitalization or restructuring involving the Company (each, a “Stock Adjustment”), each of the Base Purchase Price, the Transaction Price and other per share amounts hereunder shall be adjusted appropriately to reflect each such Stock Adjustment. For avoidance of doubt, the aggregate Make-Whole Amount payable hereunder, if any, following any and all Stock Adjustments shall be the same as the aggregate Make-Whole Amount that would be payable hereunder, if any, if no such Stock Adjustment had occurred.

2. Closing.

(a) Subject to the terms and conditions of this Agreement, the purchase and sale of the Class A Shares shall take place at a closing (the “Closing”) to be held at 10:00 a.m. Boston time on the second business day after the satisfaction of both of the conditions set forth in Section 3(a)(iv) and Section 3(b)(iv) at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Boston, Massachusetts, or at such other place or on such other date as Buyer and Sellers may agree upon in writing (such date on which the Closing shall take place, the “Closing Date”).

(b) Prior to the Closing, each Seller shall convert the requisite number of Owned Class B Shares into the Class A Shares to be sold by such Seller. At the Closing, (i) each Seller shall, at the option of Buyer, either (A) transfer, or cause to be transferred, the Class A Shares to be sold by such Seller in uncertificated form to such account as Buyer shall instruct in writing and/or (B) deliver to Buyer one or more stock certificates that on their face evidence the number of Class A Shares to be sold by such Seller to Buyer, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, in each case satisfactory to Buyer and with medallion signature guarantees, and, in each case under clause (A) or (B), free and clear of all Encumbrances (as defined in Section 5(c)), and (ii) Buyer shall deliver to each Seller the Base Purchase Price for the Class A Shares to be sold by such Seller to Buyer.

(c) If the Closing occurs and a Transaction is consummated on or before the Outside Make-Whole Date, the Make-Whole Amount shall be due and payable, without interest, no later than ten (10) business days after such consummation.

(d) Any payment to a Seller hereunder shall be made by wire transfer of immediately available funds to an account designated in writing by such Seller to Buyer no later than two business days before such payment is due.

3. Closing Conditions.

(a) The obligation of each Seller to sell, transfer and assign its Class A Shares to Buyer hereunder is subject to the satisfaction of the following conditions as of the Closing, any and all of which may be waived in writing by such Seller:

(i) the representations and warranties of Buyer in Section 6 hereof shall be true and correct on and as of the Closing Date with the same effect as though made on and as of such date;

(ii) Buyer shall have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(iii) Such Seller shall have received a certificate, dated the Closing Date and signed by Buyer, that each of the conditions set forth in Section 3(a)(i) and Section 3(a)(ii) have been satisfied;

(iv) Either of the following events shall have occurred: (A) such Seller shall be satisfied that all rights pursuant to the Stockholders’ Agreement to acquire any of the Class A Shares to be sold by such Seller hereunder shall have lapsed, shall have been waived in writing, in an instrument reasonably satisfactory to such Seller, and/or shall have been validly exercised or (B) a period of seventy (70) days, commencing on (but excluding) the date of this Agreement, shall have lapsed.

(b) The obligation of Buyer to purchase the Class A Shares from Sellers is subject to the satisfaction of the following conditions as of the Closing, any of which may be waived in writing by Buyer:

(i) the representations and warranties of each Seller in Section 5 shall be true and correct on and as of the Closing Date with the same effect as though made on and as of such date;

(ii) each Seller shall have performed and complied with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(iii) Buyer shall have received a certificate of each Seller, dated the Closing Date and signed by such Seller, that each of the conditions set forth in Section 3(b)(i) and Section 3(b)(ii) have been satisfied;

(iv) Buyer shall be satisfied that (A) all rights pursuant to the Stockholders’ Agreement to acquire any of the Class A Shares to be sold hereunder shall have lapsed, shall have been waived in writing, in an instrument reasonably satisfactory to Buyer, and/or shall have been validly exercised and (B) Sellers shall have satisfied their obligations, if any, under the Stockholders’ Agreement, including the obligation to grant a right of first refusal with respect to the Class A Shares to be sold hereunder.

(v) Buyer shall be reasonably satisfied that there shall not have been any facts, events, violations, circumstances, changes, conditions, effects or other matters, that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on (A) the business, condition, capitalization, assets, liabilities, operations, financial performance, or prospects of the Company and its subsidiaries taken as a whole or (B) Buyer’s ability to vote, receive dividends with respect to, or otherwise exercise ownership rights with respect to the Class A Shares;

(vi) Buyer shall be reasonably satisfied that, after the date of this Agreement, there shall not have been any (A) declaration of any dividend or distribution by the Company or any subsidiary of the Company, other than Regular Dividends, (B) merger, consolidation or conversion involving the Company, or any tender offer for securities of the Company, or any sale, license, transfer or other disposition of substantial assets of the Company and its subsidiaries, taken as a whole, (C) any amendment of the certificate of incorporation of the Company, (D) any stock repurchase or redemption by the Company, (E) any reorganization, recapitalization, restructuring or other change in the capital structure of the Company, (F) any acquisition by the Company of any entity, business or line of business for consideration of $500,000 or more or (G) any announcement of any of the foregoing or any agreement, plan or proposal therefor, other than, in each case, (1) any Stock Adjustment, (2) the issuance of shares of Class A Common Stock pursuant to the terms of equity compensation plans publicly disclosed by the Company on or before the date hereof or (3) any such event that is immaterial and that occurs in the ordinary course of business consistent with past practice;

(vii) No action, suit or proceeding shall be pending or threatened in writing (A) challenging or seeking to restrain or prohibit the performance of this Agreement or consummation of any of the transactions contemplated by this Agreement, or (B) seeking to prohibit or limit Buyer’s ability to vote, receive dividends with respect to, or otherwise exercise ownership rights with respect to the Class A Shares.

4. Compliance with Stockholders’ Agreement. Sellers agree to comply with their obligations, if any, under the Stockholders’ Agreement, including the obligation to grant a right of first refusal thereunder. Prior to any communication by any Seller (or its agents or representatives) with any of Frank B. Silvestro, Ronald L. Frank and Gerald A. Strobel (each, a “ROFR Holder,” which term shall include, if applicable, the executors, administrators, personal representatives, heirs and assigns of such ROFR Holder) (or any agents or representatives of a ROFR Holder) in connection with the Stockholders’ Agreement and/or any of the transactions contemplated hereby, Sellers shall afford Buyer a reasonable opportunity to review and comment upon the content of the communication and shall incorporate the reasonable comments of Buyer. Sellers shall promptly, and in any event within one (1) business day, (a) notify Buyer of any communication, in reasonable detail, from any ROFR Holder (or its agents or representatives) with respect to the Stockholders’ Agreement and/or any of the transactions contemplated hereby and (b) provide Buyer with copies of all such communications between any Seller (or its agents or representatives), on the one hand, and any ROFR Holder (or its agents or representatives), on the other hand, in written form (including electronic transmissions).

5. Representations and Warranties of Each Seller. Each Seller hereby represents and warrants, severally and not jointly, to Buyer as follows:

(a) If such Seller is a not an individual, such Seller is duly organized, validly existing and in good standing under the law of its state of formation and has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. Such Seller has taken all necessary organizational action to authorize, and has obtained all necessary approvals for, its execution and delivery of this Agreement, its performance of its obligations hereunder and its consummation of the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by Buyer) constitutes such Seller’s legal, valid and binding obligation, enforceable against such Seller in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity (collectively, the “Enforceability Exceptions”).

(c) Such Seller is the sole record and beneficial owner of the Owned Class A Shares and the Owned Class B Shares set forth opposite the name of such Seller on the Schedule of Sellers. The Schedule of Sellers sets forth opposite the name of such Seller the number of its Owned Class B Shares that are subject to the right of first refusal under the Stockholders’ Agreement. Such Seller’s Owned Class A Shares are duly authorized, validly issued, fully paid and non-assessable. Such Seller’s Owned Class B Shares are, and upon conversion thereof the Class A Shares issuable upon such conversion will be, duly authorized, validly issued, fully paid and non-assessable. Such Seller’s Owned Class A Shares are held by such Seller free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (“Encumbrances”). Such Seller’s Owned Class B Shares are, and upon conversion thereof the Class A Shares issuable upon such conversion will be, held by such Seller free and clear of all Encumbrances, other than the right of first refusal set forth in the Stockholders’ Agreement. For avoidance of doubt, “Encumbrance” shall include (i) any stop transfer instructions given to any transfer agent with respect to any shares and (ii) any legend or notation restricting or purporting to restrict the offer, sale, transfer, pledge, Encumbrance or other disposition of any shares. When the Class A Shares to be sold by such Seller are delivered against payment therefor in accordance with the terms of this Agreement, Buyer will acquire valid and marketable title to such Class A Shares, free and clear of all Encumbrances.

(d) The execution, delivery and performance by such Seller of this Agreement, and the consummation by such Seller of the transactions contemplated hereby, do not violate or result in the breach of, or create any Encumbrance on such Seller’s Owned Class A Shares, Owned Class B Shares or Class A Shares pursuant to, any contract, agreement, instrument, order, judgment, decree, law or governmental regulation to which such Seller is a party or is subject or by which such Seller’s Owned Class A Shares, Owned Class B Shares or Class A Shares are bound.

(e) The execution, delivery and performance of this Agreement by such Seller, and the consummation by such Seller of the transactions contemplated hereby, do not require any consent, approval, ratification, permission, registration, waiver or other authorization of any governmental agency, division, commission, instrumentality, bureau, official, organization, unit or other authority, any court or tribunal or any third party.

(f) Such Seller is not, and for at least three months has not been, an “affiliate” of the Company, as defined in Rule 144(a)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such Seller is selling the Class A Shares to be sold by it for its own account only and not with a view to, or for sale in connection with, a distribution within the meaning of the Securities Act. No portion of the Purchase Price payable to such Seller will be received indirectly by the Company or any affiliate of the Company. Such Seller’s Class A Shares, upon transfer to Buyer pursuant to the terms hereof, will not be restricted securities within the meaning of Rule 144 under the Securities Act.

(g) Such Seller has, without reliance upon Buyer or any of its affiliates, agents or representatives, and based on such information and the advice of such advisors as such Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Seller acknowledges that neither Buyer nor any of its affiliates, agents or representatives is acting as a fiduciary or financial or investment adviser to such Seller and has not given such Seller any investment advice, opinion or other information on whether the sale of its Class A Shares is prudent. Such Seller acknowledges that (1) Buyer may have, and may come into possession of, information with respect to the Company that is not known to such Seller and that may be material to a decision to sell its Class A Shares, (2) such Seller has not relied on Buyer or any of its affiliates, agents or representatives to provide any disclosure regarding the Company and (3) accordingly, neither Buyer nor any of its affiliates, agents or representatives shall have any liability to such Seller, and such Seller waives and releases any claims that it might have against Buyer and its affiliates, agents and representatives, whether under applicable securities laws or otherwise, with respect to the nondisclosure of any information by Buyer in connection herewith. Such Seller understands that Buyer will rely on the accuracy and truth of these representations, and such Seller hereby consents to such reliance.

(h) Such Seller expressly acknowledges and agrees that neither Buyer nor any of its affiliates, agents or representatives has made any representation to such Seller with respect to the tax or other financial treatment of the transactions contemplated by this Agreement. Such Seller shall be solely responsible for the payment of any and all income, transfer, and other taxes, filing and recording fees and similar charges relating to the transactions contemplated hereby.

(i) There are no actions, suits, claims or other legal proceedings pending or, to the knowledge of such Seller, threatened against or by Gerhard J. Neumaier or such Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated hereby.

(j) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Gerhard J. Neumaier or such Seller.

6. Representation and Warranties of Buyer.

(a) Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Buyer has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite limited partnership action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by the Enforceability Exceptions.

(c) The execution, delivery and performance of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, do not require any consent, approval, ratification, permission, registration, waiver or other authorization of any governmental agency, division, commission, instrumentality, bureau, official, organization, unit or other authority, any court or tribunal or any third party.

(d) There are no actions, suits, claims or other legal proceedings pending or, to the knowledge of Buyer, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated hereby.

(e) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

7. Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Closing hereunder.

8. Indemnification. Each Seller shall indemnify Buyer and hold Buyer harmless against and in respect of any and all losses, liabilities, damages, obligations, claims, Encumbrances, costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Buyer arising or resulting from any breach of any representation, warranty, covenant or agreement made by such Seller herein or in any instrument or document delivered to Buyer pursuant hereto.

9. Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

10. Termination. This Agreement may be terminated at any time prior to the Closing (a) by the mutual written consent of Buyer and Sellers, (b) by Buyer, by giving written notice of termination to Sellers, if any Seller shall have breached any provision of this Agreement in any material respect and such breach shall not have been cured within ten (10) days following delivery by Buyer of written notice of such breach to such Seller, which notice shall reasonably describe such breach, (c) by Sellers, by giving written notice of termination to Buyer, if Buyer shall have breached any provision of this Agreement in any material respect and such breach shall not have been cured within ten (10) days following delivery by Sellers of written notice of such breach to Buyer, which notice shall reasonably describe such breach, (d) by Buyer, by giving written notice to Sellers, if at any time any of the conditions set forth in Section 3(b)(iv)(B), Section 3(b)(v), Section 3(b)(vi) or Section 3(b)(vii) shall not be satisfied or (e) by Buyer or Sellers, by giving written notice of termination to the other, if the Closing does not occur by September 30, 2015. Upon termination, all further obligations of the parties under this Agreement (other than Section 8 and Sections 10 through 20) shall terminate without liability of any party to the other parties to this Agreement, except that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination or for fraud.

11. Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

12. Notices. All notices, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at their respective addresses set forth herein or to such other address as the receiving party may designate in accordance with this section. All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section 12.

13. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

14. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No Seller may assign any of its rights or obligations hereunder except (a) with the prior written consent of Buyer or (b) by will or the laws of descent and distribution.

15. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

16. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and Sellers. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

17. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. If any term or provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

19. Specific Performance. Unless this Agreement shall have been terminated in accordance with Section 10, each party to this Agreement acknowledges and agrees that any breach by it of this Agreement shall cause the other party or parties irreparable harm which may not be adequately compensable by money damages. Accordingly, except in the case of such termination, in the event of a breach or threatened breach by a party of any provision of this Agreement, the other party or parties shall be entitled to seek the remedies of specific performance, injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages. The foregoing right shall be in addition to such other rights or remedies as may be available to any party for such breach or threatened breach, including but not limited to money damages.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Mill Road Capital II, L.P.

By:	Mill Road Capital II GP LLC, its general partner

	By:	/s/ Justin Jacobs
	Name:	Justin Jacobs
	Title:	Managing Director

Gerhard J. Neumaier Testamentary Trust Under Article Fourth A

By:	/s/ Ellen E. Neumaier
Ellen E. Neumaier, Trustee

By:	/s/ Kevin S. Neumaier
Kevin S. Neumaier, Trustee

By:	/s/ Kirsten L. Shelly
Kirsten L. Shelly, Trustee

Gerhard J. Neumaier Testamentary Trust Under Article Fourth B

By:	/s/ Ellen E. Neumaier
Ellen E. Neumaier, Trustee

By:	/s/ Kevin S. Neumaier
Kevin S. Neumaier, Trustee

By:	/s/ Kirsten L. Shelly
Kirsten L. Shelly, Trustee

Schedule A

Name, Address, Facsimile Number and E-mail Address of Seller	Number of Owned Class A Shares	Number of Owned Class B Shares	Number of Owned Class B Shares Subject to the Right of First Refusal and Being Sold Hereunder	Number of Owned Class A Shares Being Sold	Number of Owned Class B Shares Being Converted and Sold	Total Number of Class A Shares Being Purchased by Buyer
Gerhard J. Neumaier Testamentary Trust Under Article Fourth A 284 Mill Road East Aurora, NY 14052 Fax Number: E-mail:		340,437	243,398		243,398	243,398
Gerhard J. Neumaier Testamentary Trust Under Article Fourth B 284 Mill Road East Aurora, NY 14052 Fax Number: E-mail:		35,081	35,081		35,081	35,081